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                                                                                                                         EXHIBIT 12


                                                  SUPERVALU INC. and Subsidiaries
                                                Ratio of Earnings to Fixed Charges



                                           First Half Ended                               Fiscal Year Ended
                                     ---------------------------    ----------------------------------------------------------------
(In thousands, except ratios)        September 11, September 10,    February 26, February 27, February 29, February 23, February 24,
                                         1995          1994            1994         1993          1992         1991        1990
                                     ------------- -------------    ------------ ------------ ------------ ------------ ------------
Earnings before income taxes           $138,530      $142,404         $294,080     $258,618     $322,840     $225,680     $215,730

Less undistributed earnings of ShopKo      (334)         (367)          (8,306)     (16,582)     (14,891)          --           --
                                       --------      --------         --------     --------     --------     --------     --------

Earnings before income taxes            138,196       142,037          285,774      242,036      307,949      225,680      215,730

Interest expense                         67,955        66,426          120,292       83,066       72,693       76,411       75,340

Interest on operating leases              9,588         9,309           17,288        6,661        2,732        3,435        3,038
                                       --------      --------         --------     --------     --------     --------     --------

                                       $215,739      $217,772         $423,354     $331,763     $383,374     $305,526     $294,108
                                       ========      ========         ========     ========     ========     ========     ========

Total fixed charges                    $ 77,543      $ 75,735         $137,580     $ 89,727     $ 75,425     $ 79,846     $ 78,378
                                       ========      ========         ========     ========     ========     ========     ========

Ratio of earnings to fixed charges         2.78          2.88             3.08         3.70         5.08         3.83         3.75
                                       ========      ========         ========     ========     ========     ========     ========
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